                                                                     EXHIBIT 1.3

            AMENDMENT TO AMENDED AND RESTATED ARTICLE OF ASSOCIATION

New Article 67 shell read as follows:

INDEMNITY AND INSURANCE

67.  INDEMNITY AND INSURANCE

     a)   Subject to the provisions of the Companies Law, the Company may enter into a contract for the insurance of the Liability, in whole or i part, of any of its Office Holders with respect to: (i) a breach of his duty of care to the Company or to another person; (ii) a breach of his fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable cause to assume that his act would not prejudice the interests of the Company; or (iii) a financial liability imposed upon him in favor of another person in respect of an act or omission performed by him in his capacity as an Office Holder of the Company.

     b)   The Company may indemnify an Office Holder to the fullest extent permitted by law. Without derogating from the aforesaid, the Company may indemnify retroactively or prospectively an Office Holder against:
          (i) a financial liability he incurs or is imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court in respect of an act performed in his capacity as an Office Holder of the Company, and (ii)
          reasonable litigation expenses, including attorneys' fees incurred by such Office Holder or charged to him by a court, in proceedings instituted against him by the Company or on its behalf or by another person, or in a criminal charge, from which he was acquitted or in a criminal charge in which he was convicted for an offense that does not require the proof of criminal intent, all in respect of an act performed in his capacity as an Office Holder of the Company, and
          (iii) reasonable litigation expenses, including attorneys' fees, incurred by such Office Holder, due to an investigation or proceeding conducted against him by an authority authorized to conduct such investigation or proceeding, and which was ended without filing an indictment against him and without the imposition of a financial liability as a substitute for a criminal proceeding, or that was ended without filing an indictment against him but for which he was subject to a financial liability as a substitute for a criminal proceeding relating to an offense which does not require criminal intent, within the meaning of the relevant terms in the Companies Law; and (iv)
          liabilities, obligations and expenses in respect of which the Company may be legally permitted to indemnify under the Companies Law.

     c)   A prospective undertaking to indemnify an Office Holder for liabilities under article 67(b)(i), shall be restricted to events that in the opinion of the Board of Directors are foreseen in light of the actual Company's activities at the time that the commitment is made
          ("DETERMINING EVENTS") and shall be limited to an amount or criteria that the Board of Directors deems reasonable, in view of the circumstances. The undertaking to indemnify shall specify such events, sum or criteria. Such indemnification may include any other liability or event permitted by any applicable law.

          The aggregate indemnification amount paid under Article 67(b)(1) shall not exceed an amount equal to the sum of (i) all the insurance proceeds for the Determining Events received by the Company from time to time within the scope of any directors' and officers' liability insurance and (ii) an amount equal to 25% (twenty five percent) of the shareholders' equity of the Company as set forth in the Company's most recent consolidated financial statements prior to the date of the actual payment of the indemnification by the Company.

     d)   Subject to the Companies law - the Company may indemnify any employee of the Company who is not an Office Holder of the Company, from any liability or expense imposed on such an employee in his capacity as an employee of the Company, while defending from any litigation, whether criminal or civil, that resulted, accordingly, by an acquittal or a judgment in the employee's favor.

     e)   The company may commit to indemnify such an employee, including in advance, for any financial liability imposed on such an employee in favor of another person in respect of an act performed bona fide in his capacity as an employee of the Company.

     f)   Subject to the Companies Law, these Articles of Association shall not limit the Company in any way from entering into a contract for the insurance, or the granting of exemptions or indemnification (i) in connection with an Office Holder in the Company or any person designated by the Company to serve as a director in another company in which the Company has any interest or holds shares, directly or indirectly ("a Director In Another Company"), to the extent that the insurance, exemption or indemnification are not forbidden by any applicable law, and (ii) in connection with whoever is not an Office
          Holder in the Company or a Director In Another Company, including but not limited to, employees, contractors and consultants.